Ex 99.1
Atwood Oceanics, Inc. Announces Departure of Executive Officer

Houston, Texas
November 30, 2010

FOR IMMEDIATE RELEASE

ATWOOD OCEANICS, INC., (NYSE: ATW) a Houston-based international drilling contractor (the “Company”), announced today that Mr. Alan Quintero, Senior Vice President – Operations, resigned from the Company on November 24, 2010 with effect as of close of business November 30, 2010 to pursue other career interests.

Mr. Quintero has been with Atwood since 1993 and has served since 2008 as Senior Vice President - Operations.  Rob Saltiel, President and CEO, said “Alan has been a dedicated and valued employee of Atwood for over 17 years.  We wish him the best in his future endeavors.”

Statements contained in this report with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors including the Company’s dependence on the oil and gas industry; the risks involved in the construction of a rig and commencement of operations of the rig following delivery; competition; operating risks; risks involved in foreign operations; risks associated with possible disruption in operations due to terrorism, acts of piracy, embargoes, war or other military operations; and governmental and industry regulations and environmental matters.  A list of additional risk factors can be found in the Company’s annual report on Form 10-K for the year ended September 30, 2010, filed with the Securities and Exchange Commission.
Contact: Mark. L. Mey
(281) 749-7902